UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Synalloy Corporation
(Name of Registrant as Specified in Its Charter)

Privet Fund LP Privet Fund Management LLC Ryan Levenson UPG Enterprises LLC Paul Douglass Christopher Hutter Andee Harris Aldo Mazzaferro Benjamin Rosenzweig John P. Schauerman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 28, 2020, a member of the Stockholder Group issued the following press release, which was also posted to www.StrengthenSynalloy.com:

UPG Enterprises Co-Founder Chris Hutter Issues Open Letter to Synalloy Employees and Stakeholders Regarding the Path to a Brighter Future

Believes New Leadership with Strong Operating Experience Can Unlock Significant Value and be a Superior Partner to Employees, Customers, Vendors and Community Stakeholders

Highlights UPG’s Track Record as a Successful, High-Growth Manufacturing Sector Operator and Frequent Minority Investor in Public Companies

Reiterates Tremendous Enthusiasm to Help Build a Stronger Synalloy Propelled by Collaboration, Innovation and Operational Excellence

CHICAGO–BUSINESSWIRE–MAY 28, 2020 – UPG Enterprises LLC (“UPG” or “we”), a strategic operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics, is a sizable stockholder of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the “Company”). UPG and Privet Fund Management LLC (together with its affiliates, "Privet" and collectively with UPG, the “Stockholder Group”) collectively own approximately 24.9% of the outstanding common stock of Synalloy. The Stockholder Group has nominated five highly-qualified nominees for election to the Company’s eight-member Board of Directors (the “Board”) at the Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020.

Today, Chris Hutter, the Co-Founder of UPG, issued the following open letter to Synalloy employees and stakeholders:

May 28, 2020

Dear Synalloy Employees and Stakeholders,

I write to you today to discuss a path forward towards a STRONGER SYNALLOY. UPG became a sizable stockholder of Synalloy earlier this year because we believe there is tremendous value to unlock for the Company’s stakeholders following a decade of mismanagement on the part of the current corporate leadership team. Together with fellow stockholder Privet, UPG has developed a comprehensive plan to strengthen Synalloy and reposition it as a thriving public company for years to come. We intend to implement this plan if our efforts to overhaul Synalloy’s Board are successful at the upcoming Annual Meeting.

UPG is a proven, successful operator of eight manufacturing businesses that periodically makes minority investments in undermanaged or undervalued public companies – certainly not an “activist investor” or “corporate raider” seeking to acquire Synalloy. We fully understand the fundamental challenges stakeholders of small market capitalization companies face in today’s competitive industrial environment. We have been fortunate in our own right to shine in the face of consolidation and volatility by maintaining a true community environment with employees, customers, vendors, business-level management teams and the municipalities in which each of our plants operate. UPG’s “Stronger Together” motto is not a tagline, but rather an operating philosophy derived from the fact that our value as a company is stronger because we collaborate with all stakeholders to understand their needs and how they are impacted by our decisions.

Since our founding as Union Partners in 2014, this partnership approach has been engrained in UPG’s DNA. It led us to immediately recognize that our most important assets are the thousands of individuals working alongside us. Today, we have a vibrant corporate culture that encourages autonomous decision-making at the local level and efficient, mutually-beneficial collaboration with management. My colleagues and I work hard to maintain this culture every day by:

•	Providing the safest working environment possible for employees and partners;
•	Setting clear business unit goals and expectations;
•	Providing a playbook for growth and innovation;
•	Listening to and frequently engaging with all stakeholders;
•	Empowering and incentivizing our team members to thrive; and
•	Recognizing that we are stewards of the local communities we operate in and have an obligation to help our businesses “do right” when it comes to environmental, social and governance matters.

This formula – one that I am confident we can bring to Synalloy – has proven to be an extremely successful one for UPG as we have grown to $725 million in annual revenue.

I would be remiss at this time to not acknowledge that the world has changed a great deal over the past few months. But rest assured that we have remained intently focused on planning for an effective transformation that accounts for how COVID-19 may continue to impact Synalloy’s businesses and the broader economy. Our team at UPG has repeatedly helped industrial businesses navigate economic downturns and remain strong amidst turbulent times. If I were to be privileged enough to become interim Chief Executive Officer at Synalloy, stakeholders can trust that I will bring that experience as well as an unwavering commitment to open and honest communication as I work tirelessly to lead the Company through the uncertain economic times ahead.

While new leadership and a superior plan can help initiate Synalloy’s turnaround, long-term success will ultimately be driven by dedicated team members showing up for the first, second and third shift. A brighter future has little to do with corporate executives flying in for a “check-up” every couple of months. All stakeholders have my commitment that my fellow nominees and I will help bring the roll-up-your-sleeves mentality of an operator to Synalloy’s boardroom and executive team. You can trust that we will work to do what is best for employees, provide individual and collective growth opportunities, consider everyone’s opinions and act with integrity as we represent Synalloy.

I look forward to working side-by-side with all of you. Together, I believe we can make Synalloy a world-class organization.

Thank you for your dedication and support.

Sincerely,

/s/ Chris Hutter

Chris Hutter

Co-Founder of UPG Enterprises LLC

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Synalloy employees: your voting decision with respect to Synalloy common stock credited to your account under the 401(k) Plan will be kept confidential and will not be provided to Synalloy or management. First Coast Results, the servicer, will tabulate votes and is responsible for ensuring compliance with confidentiality procedures.

If you have voted on Synalloy’s blue card, a later-dated confidential vote on the Stockholder Group’s WHITE Proxy Card will revoke that vote. Only your latest dated card counts.

While the Annual Meeting is scheduled for June 30th, the voting cutoff for plan participants is June 25th, so please vote your shares today.

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About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts:

UPG Enterprises LLC

Christina Nahal

cnahal@upgllc.com